EXHIBIT 99.1

September 29, 2008

Dear Stockholders:

The Board of Directors presents this Annual Report of the condition of Royal Financial, Inc., and its subsidiary, Royal Savings Bank, as of June 30, 2008, and the results of operations during Fiscal Year 2008.

The past fifteen months from the beginning of our fiscal year on July 1, 2007, through the date of this letter have presented unusual and unprecedented challenges to the financial services industry and to your company.  As I write this letter, the financial services industry is being reshaped by economic and political forces, and the industry’s future operating environment is unclear.

Royal Financial, Inc., and its subsidiary, Royal Savings Bank, are well-capitalized and have the resources to weather the current restructuring storm.  Your Board of Directors and company management monitor external events carefully and manage internal activities aggressively to maximize your investment and operate the company and bank in a safe and sound manner.

During Fiscal Year 2008, we strengthened the Board’s and management’s capacity to direct and manage the company and bank.  In January, Director Peter C. Rolewicz retired after many years of service.  We are grateful for Peter’s service and wish him well in retirement.  In July, we appointed C. Michael McLaren as a director of the company and the bank.  Mike has provided consulting services to community banks for more than twenty years and will add to the board’s insight and expertise.

During the year, we concluded the special investigation previously reported to you and accepted the resignation of Donald A. Moll from his service as Director, President and Chief Executive Officer.  We appointed Leonard S. Szwajkowski, who was serving then as our Chief Financial Officer, as Director, President and Chief Executive Officer.  And we appointed Jodi A. Ojeda, who was serving then as our Controller, as Senior Vice President and Chief Financial Officer.

The fundamental operational challenge facing the company and bank is the uncertainty attached to the continuing decline in real estate values.  How low will values go?  How long will it take to get there (and recover)?  At the inception of the decline, we instituted a very aggressive program to analyze, classify and recognize the valuation risks in our portfolio.  As conditions continue to develop, we continue to analyze, classify and recognize risks aggressively.  We perform this enhanced activity at the same time that we operate the company and bank and seek opportunities to improve earnings.  To this end, we closed our branch in Lansing, Illinois, after determining that continued operation of that facility would not contribute to the company’s value.

We are continuing to perform our strategic analysis of all options to maximize shareholder value, including the sale of the company.  Keefe, Bruyette & Woods assists us in this effort as our financial advisor.  While the current and changing conditions of the financial services industry complicate this task, we nonetheless remain committed to completing a full and fair analysis of all options.

I encourage you to attend our Annual Meeting of Stockholders on Wednesday, October 22, 2008.  I also encourage you to complete and submit your proxy even if you plan on attending the meeting.  If you have any questions concerning this letter or the Annual Report, please contact me at (941) 962-6700 or JFitch@TrinityMfgCorp.com or our Chief Executive Officer, Leonard Szwajkowski, at (773) 382-2111 or LSzwajkowski@Royal-Bank.us.

Thank you for your support of the company.

Sincerely,

James A. Fitch, Jr.
Chairman